Exhibit 15
October 25, 2010
To the Board of Directors and Stockholders of
Delta Air Lines, Inc.
We are aware of the incorporation by reference in the Registration Statements (Form S-8 No.’s 333-142424, 333-149308, 333-154818, and 333-151060 and Form S-3 No. 333-167811) of Delta Air Lines, Inc. for the registration of shares of its common stock of our reports dated April 22, 2010, July 30, 2010, and October 25, 2010 relating to the unaudited condensed consolidated interim financial statements of Delta Air Lines, Inc. that are included in its Form 10-Q for the quarters ended March 31, 2010, June 30, 2010, and September 30, 2010.
/s/ Ernst & Young LLP